EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 4th day of  August 2005, by and among MOUNTAIN STATE BANK (the “Employer”), a bank organized under the laws of the State of Georgia, and SPENCER STRICKLAND, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Employer desires to employ the Executive as its Executive Vice President and Forsyth County President and the Executive desires to accept such employment upon the terms and conditions set forth below.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.

Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1

“Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2

“Affiliate” shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.3

“Area” shall mean the geographic area within Dawson and Forsyth Counties, Georgia.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

1.4

“Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5

“Cause” shall mean:

1.5.1

With respect to termination by the Employer,

(a)

a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of sixty (60) days following the delivery of written notice of such breach to the Executive by the Employer.  Such notice shall

(i)

specifically identify the duties that the President and Chief Executive Officer of the Employer believes the Executive has failed to perform,

(ii)

state the facts upon which the President and Chief Executive Officer made such determination.

(b)

conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)

charged in relation to (by criminal information, indictment or otherwise) or conviction of the Executive during the Term of a felony or any other crime involving breach of trust or moral turpitude;

(d)

conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)

the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Board of Directors of the Employer determines in good faith that such action involves acts or omission by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2

With respect to termination by the Executive,

(a)

a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)

a material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive; or

(c)

following a Change of Control,

(i)

a reduction of the Executive’s Base Salary and annual bonus opportunity to an amount which is less than the average Base Salary and annual bonus paid to the Executive in the two calendar years immediately preceding the effective date of the Change of Control, without the Executive’s consent;

(ii)

relocation of the principal office to which the Executive reports on a regular basis to a location which is more than twenty-five (25)

miles from the Executive’s principal office location as of the date of the Change of Control without the Executive’s consent, except for reasonably required business travel which is not materially greater than the Executive’s travel requirements prior to the Change of Control; or

(iii)

failure by the Employer to provide benefits following a Change of Control substantially similar to the benefits available to the Executive prior to the Change of Control.

1.6

“Change of Control” means any one of the following events:

(a)

the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Employer or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of either the Employer or the Company, as the case may be;

(b)

within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Employer or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)

a reorganization, merger, share exchange combination, or consolidation, with respect to which persons who were the stockholders of the Employer or the Company, as the case may be, immediately prior to such reorganization, merger, share exchange combination, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

(d)

the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.7

“Company” means Mountain Bancshares, Inc., a bank holding company organized under the laws of the State of Georgia.

1.8

“Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.9

“Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

1.10

“Effective Date” shall mean August 4, 2005.

1.11

“Employer Information” means Confidential Information and Trade Secrets.

1.12

“Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.13

“Term” shall mean the Initial Term and all subsequent renewal periods.

1.14

“Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)

is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.

Duties.

2.1

Position.  The Executive is employed as Executive Vice President and Forsyth County President of the Employer and, subject to the direction of the President and Chief Executive Officer of the Employer, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business.  The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2

Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)

devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)

diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the President and Chief Executive Officer of the Employer; and

(c)

timely prepare and forward to the President and Chief Executive Officer of the Employer all reports and accountings as may be requested of the Executive.

2.3

Permitted Activities.  The Executive shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity which conflicts with the full execution of the Executive’s duties for the Employer, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)

investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b)

purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)

participating in civic and professional affairs, conferences and organizations or serving on committees or boards of such organizations, preparing or publishing papers or books or teaching so long as the President and Chief Executive Officer of the Employer approves in writing of such activities prior to the Executive’s engaging in them.

3.

Term and Termination.

3.1

Term.  This Agreement shall remain in effect for the Term.  At the end of the Initial Term, the Agreement shall automatically renew for one successive twelve-month period (the “Renewal Period”).  Commencing with the first day of the Renewal Period, the Term shall renew each day such that the Term remains a one-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease with such written notice to be given not less than sixty (60) days prior to the end of the Term.  In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the first anniversary of the thirtieth day following the date such written notice is received.

3.2

Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1

By the Employer:

(a)

For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination;

(b)

Without Cause at any time, provided that the Employer shall give the Executive sixty (60) days’ prior written notice of its intent to terminate, in which event the Executive shall be entitled to the following:

(i)

a lump sum payment equal to the sum of (A) the greater of (I) the sum of his Base Salary which would be payable for the remainder of the Term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; or (II) one and one-half (1½) times the sum of his Base Salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; and (B) a cash payment for each vacation day which the Executive has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of the Executive’s Base Salary assuming two hundred sixty (260) business days in such year;

(ii)

any unvested stock options held by the Executive on the effective date of termination shall become fully vested and exercisable as of the effective date of termination; and

(iii)

to the extent permitted by the applicable policies or contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to the Executive by the Employer for twelve (12) months following termination at the same level and in the same manner as provided immediately prior to the Executive’s termination of employment.  The cost of such insurance coverage shall be allocated among the Employer and the Executive in the same manner as prior to the termination and any costs borne by the Executive shall be paid to the Employer in advance at the beginning of each month.  In the event of the Executive’s death or subsequent employment by another employer who maintains health insurance for its employees, the coverage provided under this Subsection (iii) shall cease.

(c)

Upon the Disability of the Executive at any time, provided that the Employer shall give the Executive sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for six (6) months following the termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.  To the extent permitted by the applicable plan or contract or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), the Executive shall be entitled to continuation of health insurance benefits then made available to the Executive by the Employer for twelve (12) months following termination at the same level and in the same manner as provided immediately prior to termination of the Executive’s employment.  The cost of such insurance coverage shall be allocated among the Employer and the Executive in the same manner as prior to the termination and any costs borne by the Executive shall be paid to the Employer in advance at the beginning of each month.  In the event of the Executive’s death or subsequent employment by another employer who provides health insurance coverage for its employees, the coverage provided under this Section 3.2.1(c) shall cease.  In addition, any unvested stock options held by the Executive on the effective date of termination shall become fully vested and exercisable as of the effective date of termination.

3.2.2

By the Executive:

(a)

For Cause, upon written notice to the Employer pursuant to Section 1.5.2 hereof, in which event the Executive shall be entitled to the following:

(i)

a lump sum payment equal to the sum of (A) the greater of (I) the sum of his Base Salary which would be payable for the remainder of the Term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; or (II) one (1) times the sum of his Base Salary and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; and (B) a cash payment for each vacation day which the Executive has not used during the calendar year in which occurs the effective date of termination, which amount shall be determined based on a daily rate of the Executive’s Base Salary assuming two hundred sixty (260) business days in such year;

(ii)

any unvested stock options held by the Executive on the effective date of termination shall become fully vested and exercisable as of the effective date of termination; and

(iii)

to the extent permitted by the applicable policies and contracts or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), continuation of health insurance benefits made available to the Executive by the Employer for twelve (12) months following termination at the same level and in the same manner as provided immediately prior to the Executive’s termination of employment.  The cost of such insurance coverage shall be allocated among the Employer and the Executive in the same manner as prior to the termination and any costs borne by the Executive shall be paid to the Employer in advance at the beginning of each month.  In the event of the Executive’s death or subsequent employment by another employer who maintains health insurance coverage for its employees, the coverage provided under this Subsection (iii) shall cease.

The Executive’s continued employment for six (6) months following any act or failure to act constituting Cause hereunder without delivery of written notice shall constitute consent to, and a waiver of the Executive’s rights under this subsection with respect to, such act or failure to act.

(b)

Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination; any annual bonus earned under Section 4.2 for a performance period ending prior to the effective date of termination which has not yet been paid; and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.

3.2.3

At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.

3.2.4

Upon expiration of the Term as provided in Section 3.1, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the last day of the Term then in effect and reimbursement under Section 4.5 of expenses incurred as of the last day of the Term then in effect.

3.2.5

Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination; any annual bonus earned under Section 4.2 for a performance period ending prior to the effective date of termination which has not yet been paid; and reimbursement under Section 4.5 of expenses incurred as of the effective date of termination.  In addition, any unvested stock options held by the Executive on his date of death shall become fully vested and exercisable as of the Executive’s date of death.

3.3

Change of Control.  If, within six (6) months following the effective date of a Change of Control or three (3) months following the first anniversary of the effective date of a Change of Control, the Executive terminates his employment with the Employer under this Agreement for Cause or the Employer terminates the Executive’s employment without Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a lump sum payment equal to sum of:

3.3.1

The greater of (i) the sum of his Base Salary which would be payable for the remainder of the Term and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; or (ii) one and one-half (1½) times the sum of his Base Salary then in effect and a pro-rata portion of any annual bonus that would be paid for the calendar year in which occurs the effective date of termination as determined in accordance with Section 3.4.1; and

3.3.2

A cash payment for each vacation day which the Executive has not used during the calendar year in which occurs the effective date of termination which amount shall be determined based on a daily rate of the Executive’s Base Salary then in effect assuming two hundred sixty (260) business days in such year.

In addition to the payment described in Sections 3.3.1 and 3.3.2, any unvested stock options held by the Executive shall become fully vested as of the effective date of the Change of Control, and to the extent permitted by the applicable plan or contract or applicable law (including the COBRA continuation coverage requirements under Code Section 4980B), the Executive shall be entitled to continuation of health insurance benefits then made available to the Executive by the Employer for twelve (12) months following termination at the same level and in the same manner as provided immediately prior to termination of the Executive’s employment.  The cost of such insurance coverage shall be allocated among the Employer and the Executive in the same manner as prior to the termination and any costs borne by the Executive shall be paid to the Employer in advance at the beginning of each month.  In the event of the Executive’s death or subsequent employment by another employer who provides health insurance coverage for its employees, the coverage provided under this Section 3.3 shall cease.  Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Executive has the right to receive from the Employer which are contingent upon a change in ownership or effective control of the Employer or the Company or in the ownership of a substantial portion of the assets of the Employer or the Company (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Section 4999 of the Code that would be payable by the

Executive (the “Excise Taxes”)) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to the Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.  If the Executive is to receive the Reduced Payments, the Executive shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

3.4

Effect of Termination.

3.4.1

Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any Base Salary and annual bonus due and owing under Sections 4.1 and 4.2 (unless upon a termination by the Employer with Cause pursuant to Section 3.2.1(a)), respectively, on the effective date of termination; reimbursement under Section 4.5 of expenses incurred as of the effective date of termination of employment; and any payments set forth in Sections 3.2.1(b) or (c), Section 3.2.2(a), or Section 3.3, as applicable.

For purposes of Section 3.2.1(b), Section 3.2.2(a) and Section 3.3, the pro-rata portion of the annual bonus for the performance period during which the effective date of termination falls shall be determined in accordance with the terms and conditions of the Mountain State Bank Annual Cash Incentive Plan (or any successor program).  A determination as to the Employer’s satisfaction of the performance conditions applicable to the Executive’s receipt of an annual bonus under the Mountain State Bank Annual Cash Incentive Plan shall be made based on a forecast of the annual performance results at the end of the performance period (annualizing the Employer’s financial information as of the effective date of termination).  In annualizing any mid-year results, the Board of Directors of the Employer may make any reasonable assumptions it deems necessary or appropriate to prepare the forecast.  The pro-rata portion of any bonus which would have been payable at the end of the performance period shall be equal to the annual bonus amount multiplied by a fraction, the numerator of which is the number of full months in the performance period prior to the effective date of termination and the denominator of which is twelve (12).

3.4.2

As a condition to the Employer’s payment of any amount in connection with a termination of the Executive’s employment, the Executive agrees to execute a release in such form as is acceptable to the Employer.  The Employer reserves the right to withhold payment of any amounts payable upon termination until the revocation period associated with such release expires (generally, seven days from the date the release is executed).

3.4.3

Payment of any amount in connection with a termination of the Executive’s employment shall occur within thirty (30) days following the effective date of termination (except with respect to Section 3.2.1(c) which shall be paid as a salary continuation payment).  Notwithstanding any provision in this Agreement to the contrary, any payments otherwise payable to the Executive within the first six (6) months following the effective date of his termination of employment shall be suspended until the sixth-month anniversary of the Executive’s termination of employment if, immediately prior to the Executive’s termination of employment, the Executive is determined to be a “specified employee” of the Employer within the meaning of Code Section 409A(a)(2)(B)(i).

4.

Compensation.  The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1

Base Salary.  The Executive shall be compensated at a base rate of $130,000 per year (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the Board of Directors of the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Employer based on its evaluation of the Executive’s performance.  Base Salary shall not be reduced after any such increase and the term “Base Salary” as used in this Agreement shall refer to Base Salary as so increased.  Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2

Incentive Compensation.  The Executive shall be entitled to annual bonus compensation in accordance with the terms of the Mountain State Bank Annual Cash Incentive Plan adopted by the Employer effective as of January 1, 2005.

4.3

Stock Options.  The Executive shall be eligible to receive stock options at such times and in such amounts as may be determined in the discretion of the Company’s Board of Directors.

4.4

Automobile.  The Employer will provide the Executive with an automobile of a make and model which is commensurate with the Executive’s position and approved by the Employer.  The Employer will reimburse the Executive for expenses associated with the operation, maintenance and repair of the automobile.  Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines.

4.5

Business Expenses; Memberships.  The Employer specifically agrees to reimburse the Executive for:

(a)

reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the President and Chief Executive Officer of the Employer; and

(b)

the reasonable dues and business related expenditures associated with membership in country club(s), civic association(s), as selected by the Executive and approved by the President and Chief Executive Officer of the Employer, and in professional association(s) which are commensurate with the Executive’s position;

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section.

4.6

Vacation.  The Executive shall be entitled to twenty (20) days of vacation in each successive twelve-month period during the Term, for which his compensation shall be paid in full.  In the event the Executive does not use all of his available vacation days during each twelve-month period during the Term, a maximum of ten (10) unused vacation days may be transferred to the next succeeding calendar year.  In no event shall the Executive be entitled to more than thirty (30) vacation days in any one twelve-month period during the Term.

4.7

Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.8

Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.

Employer Information.

5.1

Ownership of Employer Information.   All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2

Obligations of the Executive.  The Executive agrees:

(a)

to hold Employer Information in strictest confidence;

(b)

not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c)

in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law.  With respect to Confidential Information, this Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3

Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.

Non-Competition.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•

by the Employer without Cause pursuant to Section 3.2.1(b);

•

by the Executive for Cause pursuant to Section 3.2.2(a);

•

by the Executive without Cause pursuant to Section 3.2.2(b), or

•

by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service of or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer, director or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer.

7.

Non-Solicitation of Customers.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•

by the Employer without Cause pursuant to Section 3.2.1(b);

•

by the Executive for Cause pursuant to Section 3.2.2(a);

•

by the Executive without Cause pursuant to Section 3.2.2(b), or

•

by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.

Non-Solicitation of Employees.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•

by the Employer without Cause pursuant to Section 3.2.1(b);

•

by the Executive for Cause pursuant to Section 3.2.2(a);

•

by the Executive without Cause pursuant to Section 3.2.2(b), or

•

by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service of or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to another person or entity providing products or services that are competitive with the Business of the Employer, whether or not:

•

such employee is a full-time employee or a temporary employee of the Employer or its Affiliates,

•

such employment is pursuant to written agreement, and

•

such employment is for a determined period or is at will.

9.

Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.

Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.

No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.

Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by overnight courier.  All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)

If to the Employer, to it at:

Highway 53, East

Dawsonville, Georgia  30534

Attention: President and Chief Executive Officer

(ii)

If to the Executive, to him at:

3715 High Gables East

Cumming, GA 30041

Any party hereto may change his or its address by advising the others, in writing, of such change of address.

13.

Assignment.  This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  The Agreement is a personal contract and the rights and interests of the Executive may not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.

Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.

Arbitration.  Except for matters contemplated by Section 17 below, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in the state court of Dawson County, Georgia or the federal court for the Northern District of Georgia.  The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.  Executive must initial here: _____

16.

Attorneys’ Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17.

Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that the state court of Dawson County, Georgia or the federal court of the Northern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.

Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.

Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.

Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.

Survival.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

MOUNTAIN STATE BANK

By:  s/John L. Lewis

        John L. Lewis

        President and Chief Executive Officer

THE EXECUTIVE:

s/Spencer Strickland

SPENCER STRICKLAND

Exhibit A

Duties of the Executive

[insert duties]